Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2018 Results

CHARLOTTE, NC, August 6, 2018—Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the second quarter of 2018.

Second Quarter Highlights

•	Net investment income of $4.2 million, or $0.26 per share
•	Net asset value per share increased to $13.71, up from $13.66 at March 31, 2018
•	Completed our first co-investment with Capitala Specialty Lending Corp.
•	Opened a New York office, our sixth full service office

Management Commentary

In describing the Company’s second quarter results, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter results, most notably continued coverage of quarterly distributions, stability of NAV per share, and a reduction in balances on non-accrual status. We continue to evaluate a number of lower middle market investment opportunities and expect the second half of the year will be active from an investment standpoint. Significant platform liquidity will allow us to underwrite and invest in quality senior secured opportunities up to $75 million, including Capitala Finance Corp. Lastly, we expect to monetize several equity positions in the normal course of business during the second half of the year, allowing us to rotate the proceeds into debt investments and to support growth in our net investment income.”

Second Quarter 2018 Financial Results

During the second quarter of 2018, the Company originated $11.2 million of new investments, and received $32.3 million of repayments. All second quarter 2018 investments were first lien structures, with a weighted average annualized yield of 9.0%.

Total investment income was $11.9 million for the second quarter of 2018, compared to $12.4 million in the second quarter of 2017. Interest and fee income increased by $0.7 million in the second quarter of 2018 compared to 2017, while PIK income decreased by $1.1 million for the comparable periods.

Total expenses for the second quarter of 2018 were $7.7 million, compared to $11.7 million for the comparable period in 2017. The decrease of $4.0 million is attributable to (1) a decrease of $2.7 million related to loss on extinguishment of debt arising from the early redemption of 7.125% fixed rate notes during the second quarter of 2017, and (2) a decrease in interest and financing expenses of $1.2 million for the comparable periods, resulting primarily from interest on the redeemed notes during the notice period while both the 2022 notes and the 2022 convertible notes were issued and outstanding during the second quarter of 2017.

Net investment income for the second quarter of 2018 was $4.2 million, or $0.26 per share, compared to $0.7 million, or $0.04 per share, for the same period in 2017.

Net realized losses totaled $22.6 million, or $1.42 per share, for the second quarter of 2018, compared to net gains of $4.7 million, or $0.30 per share, for the same period in 2017. During the quarter, the Company realized losses on Cedar Electronics Holding Corp. ($20.6 million), CableOrganizer Acquisition, LLC ($1.6 million), and Caregiver Services, Inc. ($0.5 million), partially offset by other gains totaling $0.2 million. The loss on Cedar Electronics Holding Corp. is a result of our previously disclosed restructuring and did not have an impact on the Company’s net asset value per share for the second quarter of 2018.

Net unrealized appreciation totaled $22.0 million, or $1.38 per share, for the second quarter of 2018, compared to depreciation of $10.9 million for the second quarter of 2017. Appreciation for the second quarter of 2018 was primarily due to the reversal of previously recorded unrealized depreciation for Cedar Electronics Holding Corp.

During the second quarter of 2018, the Company recorded a tax benefit of $1.3 million, primarily related to net losses from our tax blocker subsidiary. There was no tax provision for the second quarter of 2017.

The net increase in net assets resulting from operations was $4.9 million for the second quarter of 2018, or $0.31 per share, compared to a net decrease of $5.5 million, or $0.35 per share, for the same period in 2017.

Investment Portfolio

As of June 30, 2018, our portfolio consisted of 43 companies with a fair market value of $483.3 million and a cost basis of $426.7 million. First lien debt investments represented 50.9% of the portfolio, second lien debt investments represented 6.6% of the portfolio, subordinated debt investments represented 16.6% of the portfolio, and equity/warrant investments represented 25.9% of the portfolio, based on fair values at June 30, 2018. On a cost basis, equity investments comprised 13.5% of the portfolio at June 30, 2018. The weighted average yield on our debt portfolio was 11.4% at June 30, 2018, compared to 12.0% at March 31, 2018.

At June 30, 2018, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $25.8 million and $31.9 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 5.3% and 7.5%, respectively, of the portfolio at June 30, 2018. At December 31, 2017, the fair value of the non-accrual investments was $25.0 million, with a cost basis of $50.1 million.

Liquidity and Capital Resources

At June 30, 2018, the Company had $40.8 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.29%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At June 30, 2018, the Company had $5.0 million outstanding and $109.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%. The Company’s regulatory leverage ratio at June 30, 2018 was 0.60x, compared to 0.61x at December 31, 2017.

Subsequent Events

On July 31, 2018, the Company sold its investment in Kelle’s Transport Services, LLC, receiving $13.3 million in proceeds upon exit.

On August 2, 2018, the Company invested $13.0 million in the first lien debt of Sunset Digital Holding, LLC, yielding 1-month LIBOR +7.25%.

Second Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, August 7, 2018. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that provides capital to lower and traditional middle market businesses throughout North America with office locations in Atlanta, Charlotte, Fort Lauderdale, Los Angeles, New York, and Raleigh.  Capitala’s lower middle market investment strategy focuses on investing in debt securities with minority equity co-investments with less than $250 million in enterprise value through its permanent capital vehicles, Capitala Finance Corp. (Nasdaq:CPTA) and Capitala Specialty Lending Corp. (CSLC).  Capitala’s growth fund strategy targets control and minority equity investments, typically coupled with credit investments, in lower middle market companies with less than $30 million in enterprise value through both SBIC (CapitalSouth SBIC Fund IV, L.P.) and non-SBIC closed-end funds.  Capitala Group has invested in over 150 companies since its inception in 1998 and seeks to partner with strong management teams to create value and achieve optimal outcomes for its investors. For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $236,344 and $298,132, respectively)	$253,813	$288,374
Affiliate investments (amortized cost of $98,046 and $77,336, respectively)	118,664	103,957
Control investments (amortized cost of $92,357 and $89,559, respectively)	110,784	107,608
Total investments at fair value (amortized cost of $426,747 and $465,027, respectively)	483,261	499,939
Cash and cash equivalents	40,826	31,221
Interest and dividend receivable	3,420	2,976
Due from related parties	-	95
Prepaid expenses	260	309
Deferred tax asset, net	6	-
Other assets	84	55
Total assets	$527,857	$534,595

LIABILITIES
SBA debentures (net of deferred financing costs of $1,995 and $2,300, respectively)	$168,705	$168,400
2022 Notes (net of deferred financing costs of $2,245 and $2,496, respectively)	72,755	72,504
2022 Convertible Notes (net of deferred financing costs of $1,423 and $1,583, respectively)	50,665	50,505
Credit Facility (net of deferred financing costs of $1,078 and $1,293, respectively)	3,922	7,707
Management and incentive fees payable	2,560	2,172
Interest and financing fees payable	3,111	3,141
Trade settlement payable	-	175
Deferred tax liability, net	-	1,289
Written call option at fair value (proceeds of $20 and $20, respectively)	6,815	6,815
Accounts payable and accrued expenses	7	-
Total liabilities	$308,540	$312,708

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,994,690 and 15,951,231 common shares issued and outstanding, respectively	$160	$160
Additional paid in capital	241,350	241,027
Undistributed net investment income	16,541	15,854
Accumulated net realized losses from investments	(88,459)	(61,982)
Net unrealized appreciation on investments, net of deferred taxes	56,520	33,623
Net unrealized depreciation on written call option	(6,795)	(6,795)
Total net assets	$219,317	$221,887
Total liabilities and net assets	$527,857	$534,595

Net asset value per share	$13.71	$13.91

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2018	2017	2018	2017
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$6,867	$7,405	$14,223	$17,043
Affiliate investments	2,077	1,112	4,018	2,156
Control investments	1,838	1,583	3,687	3,571
Total interest and fee income	10,782	10,100	21,928	22,770
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	427	1,530	1,132	2,708
Affiliate investments	289	411	775	642
Control investments	254	162	420	408
Total payment-in-kind interest and dividend income	970	2,103	2,327	3,758
Dividend income:
Non-control/non-affiliate investments	59	-	59	168
Affiliate investments	29	29	58	58
Control investments	25	25	50	305
Total dividend income	113	54	167	531
Other Income	-	77	-	77
Interest income from cash and cash equivalents	17	28	32	41
Total investment income	11,882	12,362	24,454	27,177

EXPENSES
Interest and financing expenses	4,331	5,488	8,695	10,141
Loss on extinguishment of debt	-	2,732	-	2,732
Base management fee	2,314	2,505	4,617	5,019
Incentive fees	-	-	244	1,308
General and administrative expenses	1,006	934	2,229	2,041
Expenses before incentive fee waiver	7,651	11,659	15,785	21,241
Incentive fee waiver	-	-	-	(958)
Total expenses, net of fee waivers	7,651	11,659	15,785	20,283

NET INVESTMENT INCOME	4,231	703	8,669	6,894

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) from investments:
Non-control/non-affiliate investments	(21,115)	214	(25,694)	5,045
Affiliate investments	139	4,473	863	4,489
Control investments	(1,646)	-	(1,646)	-
Net realized gain (loss) from investments	(22,622)	4,687	(26,477)	9,534
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	25,093	(6,454)	27,227	(12,849)
Affiliate investments	(5,227)	746	(6,003)	972
Control investments	2,128	(4,280)	378	(2,782)
Net unrealized appreciation (depreciation) from investments	21,994	(9,988)	21,602	(14,659)
Net unrealized depreciation on written call option	-	(927)	-	(2,412)
Net realized and unrealized gain (loss) on investments and written call option	(628)	(6,228)	(4,875)	(7,537)
Tax benefit	1,345	-	1,295	-
Total net realized and unrealized gain (loss) on investments and written call option, net of taxes	717	(6,228)	(3,580)	-

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$4,948	$(5,525)	$5,089	$(643)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS - BASIC	$0.31	$(0.35)	$0.32	$(0.04)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC	15,981,857	15,889,682	15,970,599	15,881,712

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – DILUTED	$0.26	$(0.35)	$0.27	$(0.04)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - DILUTED	19,297,331	15,889,682	19,286,073	15,881,712

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.39	$0.50	0.78